EXHIBIT 10.1

August 3, 2011

Brian Lawrence
CFO & Senior VP
Winland Electronics, Inc.
1950 Excel Drive
Mankato, MN  56001

Re:	Acknowlegment of Default
Agreement to Waiver of Default

To Whom It May Concern:

Reference is made to that certain Term Loan Agreement dated as of September 30, 2004 and Addendum to Term Loan Agreement and Note dated September 30, 2004 by and between Windland Electronics, Inc  ( “Borrower”) and U.S. Bank National Association (“Bank”) both dated September 30, 2004 (as the same may have been amended, restated or otherwise modified from time to time, the “Loan Agreement”) under the terms of which Bank extened a term loan to Borrower (the “Loan”).   The Loan and Borrowers obligations under the Loan Agreement and to repay the Loan are secured by that certain Mortgage, Security Agreement and Assignment of Rents and Leases dated Sept 30, 2004 executed by Borrower and recorded on October 5, 2004 as Document No. T84022 with the Register of Titles in and for Blue Earth County, Minnesota (the “Mortgage”).  The property described in the Mortgage is referred to in this letter/agreement as the “Property”.   Capitalized terms used but not otherwise defined in this letter/agreement (this “Letter Agreement”) shall have the meanings assigned to them in the Loan Agreement, unless the context shall otherwise require.

The Loan Agreement requires Borrower to maintain a Cash Flow Coverage Ratio of at least 1.25 to 1.00 as of the end of each fiscal year of Borrower.  Borrower’s fiscal year end is December 31.   As of December 31, 2010, Borrower’s Cash Flow Coverage Ratio was -4.45 to 1 which is less than required, resulting in a default under the Loan Agreement (the “Existing Default”).

Borrower acknowledges that Borrower is in violation of  its Cash Flow Coverage Ratio requirement  for December 31, 2010, the Existing Default exists and Bank has the right to accelerate Borrower’s obligations to Bank.  Borrower requests that Bank waive the Existing Default and not exercise Bank’s remedies as the result of the Existing Default.

Winland Electronics Inc.
August 3, 2011

Bank is willing to waive the Existing Default provided  Borrower comply with the following conditions to waiver (collectively, the “Conditions to Waiver”);

a.           On or before August 1, 2011, Borrower shall offer Property to Nortech Systems (“Nortech”) under the terms of Nortech’s lease or agreement requiring Borrower to offer the Property and obtain confirmation from Nortech that Nortech will exercise or waive Nortech’s option to purchase the Building and provide a copy/confirmation of the same to Bank upon request;

b.           On or before August 15, 2011, if Nortech has declined to purchase the Property, Borrower shall have identified and engaged a reputable broker experienced in marketing and selling properties similar to the Property (the “Broker”) to list the Property, advise Bank of the identity of Broker and provide a copy of any listing/sales agreement upon request;

c.           On or before September 1, 2011, Borrower shall have the Property actively listed for sale and on the market with/through Broker and provide evidence of the same to Bank by September 1, 2011;

d.           No other event of default occurs or exists under Loan Agreement, Mortgage or any other document or agreement evidencing or supporting the Loan as of Effective Date, as hereinafter defined, and

e.           Borrower shall have delivered a copy of the this letter/agreement properly executed by Borrower and bearing Borrower’s original signature acknowledging Borrowers understanding and agreement with the term of this letter/agreement and  certifying that all of the Conditions to Effectiveness have been fully and timely complied with.

Provided that Borrower is in full compliance with all of the Conditions to Waiver, no later than September 2, 2011 (the “Effective Date”), Bank hereby waives the Existing Default as of the Effective Date (the “Limited Waiver”) without further notice to Borrower.

Borrower agrees that the Limited Waiver shall be limited to the precise meaning of the words as written herein and shall not be deemed (i) to be a consent to any waiver or modification of any other term or condition of the Loan Agreement or (ii) to prejudice any right or remedy that Bank may now have or may in the future have under or in connection with the Loan Agreement, Mortgage or any other document or agreement executed in connection with the Loan (collectively the “Loan Documents”) or with respect to other defaults or events of default.  Borrower acknowledges and agrees that the Limited Waiver is provided by the Bank as a financial accommodation to Borrower.  Except as expressly set forth in this Letter Agreement, the Limited Waiver shall not alter, affect, release or prejudice in any way any of Borrower’s obligations under the Loan Documents.  The Limited Waiver shall not constitute a waiver by Bank of any other default or event of default, if any, under the Loan Documents and shall not be and shall not be deemed to be a course of action with respect thereto upon which Borrower may rely in the future and Borrower hereby expressly waives any claim to such effect.

Bank and Borrower each acknowledge and affirm that this Letter Agreement is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Docuemnts, except for Borrower’s obligation to be in compliance with the covenant the created the Existing Default, shall remain unmodified and in full force and effect.  This Letter Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, The validity, construction and enforceability of this Letter Agreement shall be governed by the internal law of the State of Minnesota without regard to conflict of law principles.  Any amendment, modification or waiver of any provision of this Letter Agreement shall not be effective unless the same shall be in a writing and signed by Bank and Borrower.  This Letter Agreement may be executed by the parties hereto in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Letter Agreement by signing any such counterpart.   The agreements of the Bank set forth in this Letter Agreement shall only become effective upon delivery to the Bank of an executed counterpart of this Letter Agreement by Borrower.

Borrower hereby represents that on and as of the Effective Date and after giving effect to this Letter Agreement (a) all of the representations and warranties contained in the Loan Agreement are true, correct and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Loan Agreement, and (b) there will exist no default or event of default under any of the Loan Documents as of the Effective Date other than the Existing Default which is the subject of the Specific Wiaver.

Please confirm the Borrower’s agreement with the foregoing by executing and dating this letter in the space provided below.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Craig L. Smith
       Craig L. Smith
Its:  Vice President

Winland Electronics Inc.
August 3, 2011

Accepted and Agreed:

The terms and conditions of this Letter Agreement are acknowledged, agreed to and excepted and Borrower represents and warrants that Borrower is in full compliance with Conditions to Waiver as of the Effective Date.

Windland Electronics, Inc.
(a Minnesota corporation)

By: /s/  Brian D. Lawrence                                                                                     Dated:  August 30, 2011
      Brian D. Lawrence
Its: CFO & Senior VP